EXHIBIT 11.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Clickstream Corporation

We consent to the inclusion in the foregoing Post-Qualification Offering Circular Amendment No. 1 on Form 1-A POS (File No. 024-11475) of our report dated February 18, 2021, relating to the consolidated financial statements of Clickstream Corporation as of September 30, 2020 and for the year then ended (which report includes an explanatory paragraph relating to substantial doubt about Clickstream Corporation’s ability to continue as a going concern). We also consent to the reference to our firm under the caption “Experts”.

/s/ Weinberg & Company

Weinberg & Company

Los Angeles, California

September 22, 2022